Exhibit 10.1

2010 Executive Short-Term Incentive Program

Set forth below is a description of the 2010 Executive Short-Term Incentive Program:

On January 18, 2010, the Compensation Committee of Force Protection, Inc. (the “Company”) adopted the 2010 Executive Short-Term Incentive Program for performance during 2010 (the “2010 Short-Term Incentive Program”).  All executive officers and certain other management of the Company, including the Company’s named executive officers as defined by Item 402 of Regulation S-K, are eligible to earn a bonus payment under the 2010 Short-Term Incentive Program.

Each executive officer’s target opportunity to receive a bonus payment under the 2010 Short-Term Incentive Program is set as a percentage of the executive officer’s base salary determined by taking into account the participant’s authority level within the Company and median-to-market benchmarks.  For 2010, the target opportunity for the executive officers, other than the Chief Executive Officer, has been set at 75% of his or her base salary.  The target opportunity for the Company’s Chief Executive Officer has been set at 100% of his base salary.

The 2010 Short-Term Incentive Program is comprised of four metrics:  (i) Revenue, (ii) Net Cash (used in) Provided by Operating Activities, (iii) New Orders and (iv) Personal Metrics.  The first three metrics are referred to as the “Shared Executive Metrics” and the last metric is referred to as the “Personal Metric.”  The Shared Executive Metrics are weighted at 66% of the payout opportunity and the Personal Metric is weighted at 34% of the payout opportunity.  Each individual Shared Executive Metric is weighted at 22% of the payout opportunity.

An award for any of the Shared Executive Metrics requires the achievement of a minimum threshold Earning Per Share (diluted) (“EPS”).  If this threshold EPS is not achieved, then no payment for the Shared Executive Metrics shall be awarded.  If the threshold EPS is achieved, then actual performance of the Shared Executive Metrics will be determined by a range of performance achieved for each metric as established by the Compensation Committee.  The table below sets forth the ranges for each metric, as aligned with the Company’s 2010 annual budget and 2010-2014 Corporate Strategic Plan.

Performance Range

Metric	Budget	Stretch	Maximum
Revenue	100%	115%	130%
Net Cash (used in) Provided by Operating Activities	100%	115%	130%
New Orders	100%	115%	130%

To determine the actual percentage payout, the actual performance for each metric is compared to the performance range (100% to 130% of the performance target) for each metric.  If the actual performance is lower than budget, there is no payout for that metric.  If the actual performance is greater than the budget, but less than the stretch, the payout shall be determined on a linear basis from 50% up to 100% as indicated in the table below.  If the actual performance is greater than the stretch and less than or equal to the performance maximum, the payout shall be determined on a linear basis from 100% up to 175%, or the maximum payout.  Performance above maximum is paid out at the maximum payout opportunity for that Shared Executive Metric.  As a result, the Company’s executive officers, including the Chief Executive Officer, may be eligible to receive a payment up to 175% of the executive officer’s individual target opportunity for the Shared Executive Metrics.

Eligible Target Opportunity Percentage Payout

Metric	Budget	Stretch	Maximum
Revenue	50%	100%	175%
Net Cash (used in) Provided by Operating Activities	50%	100%	175%
New Orders	50%	100%	175%

The Personal Metrics for the Chief Executive Officer shall be determined and assessed by the Compensation Committee, and are to be established in the first quarter in conjunction with the annual performance assessment discussion.  The Personal Metrics for the other executive officers will be determined by the Chief Executive Officer in the first quarter in conjunction with each executive’s performance assessment discussion.  Any award for a Personal Metric requires the achievement of a minimum threshold EPS.  The payout for the achievement of the Personal Metrics for each executive officer shall be assessed by the Chief Executive Officer and paid out of the pool of available funds with concurrence from the Compensation Committee.

In order to be eligible to receive any payment under the 2010 Short-Term Incentive Program, the participant must be employed by the Company at the time the final award is determined, subject to any employment agreement.  Any 2010 Short-Term Incentive Program award shall be determined and paid by March 15, 2011.